Exhibit 10.2

PRECISION CASTPARTS CORP.
LONG-TERM INCENTIVE PLAN

1.Purpose. The purpose of this Long-Term Incentive Plan (the “Plan”) is to enable Precision Castparts Corp. (the “Company”) to attract and retain the services of selected employees (including officers who are employees) of the Company or any corporation or other entity that is more than 50% owned by the Company (each, an “Affiliate”). For purposes of the Plan, a person is considered to be employed by the Company if the person is employed by any entity (the “Employer”) that is either the Company or an Affiliate.
2.    Plan Administration. The Plan shall be administered by the Chief Executive Officer of the Company (“CEO”) or an officer designated by the CEO (the CEO or his or her designee, the “Administrator”). The Administrator may adopt and amend rules and regulations relating to administration of the Plan and make all other determinations in his or her judgment necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related award agreements by the Administrator shall be final and conclusive. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related award agreement in the manner and to the extent the Administrator deems expedient to carry the Plan into effect, and the Administrator shall be the sole and final judge of such expediency.
3.    Eligibility. Employees of the Company selected by the Administrator shall be eligible to receive awards under the Plan. An employee who has been selected for participation in the Plan and granted an award under the Plan is referred to as a “Participant.”
4.    Awards. During the term of the Plan, the Administrator may establish performance periods (each, a “Performance Period”) and grant awards for each Performance Period.  Unless otherwise determined by the Administrator, each Performance Period shall be 12 fiscal quarters.   For each Performance Period, the Administrator shall determine:
(a)the target amounts of net income and return on capital or the target amounts for any other financial measures relating to the Company selected by the Administrator (the “Financial Measures”) and how the Financial Measures are defined and calculated;
(b)the Participants for that Performance Period and the target cash amount for each Participant if the Company achieves the target amounts under the Financial Measures, subject to the other conditions of the award;
(c)the method or formula for determining cash amounts to be paid to Participants if the results under the Financial Measures during the Performance Period are more or less than the target amounts;
(d)the minimum amount under one or more of the Financial Measures that must be achieved during the Performance Period for any payments to be made to Participants and any limitations on the maximum amount that may be paid to Participants;

(e)the vesting date of the awards; and
(f)any other terms and conditions of the awards.
All determinations are subject to adjustment at any time at the discretion of the CEO.
5.    Award Agreements. The terms of each award shall be set forth in an award agreement to be executed by the Company and accepted by the Participant to evidence the award.
6.    Employment Condition. In order to receive a cash payment under an award, a Participant must be employed by the Company on the vesting date applicable to the award, except as otherwise provided in the award agreement. Payments under an award may be subject to any other terms and conditions approved by the Administrator and set forth in the applicable award agreement.
7.    Payment of Awards. Following the availability of the Company’s consolidated financial statements for the final fiscal quarter of each Performance Period and prior to the applicable vesting date for awards during that Performance Period, the Administrator shall make all calculations necessary to determine amounts achieved for the Performance Period under the applicable Financial Measures and the corresponding amounts to be paid to the Participants. Payments for a Performance Period shall be made to Participants as soon as practicable following the applicable vesting date for the awards.
8.    Taxes.
(a)    All payments under the Plan shall be reduced by applicable income and employment taxes as determined by the Administrator.
(b)    The terms of the Plan and any related award agreement shall be applied and interpreted in a manner consistent with the requirements of Code Section 409A and related regulations and guidance of general applicability issued thereunder. For purposes of the Plan, a payment is treated as made upon the date specified under the Plan even if actually paid after the specified date, to the extent permitted by applicable regulations and other guidance of general applicability under Code Section 409A.
9.    Termination; Amendment. The CEO may amend or terminate this Plan at any time. Termination shall not affect any outstanding award. The Plan and all related awards are conditional upon the closing of the Berkshire transaction and will automatically terminate if the Berkshire transaction is not completed on or before September 30, 2016.
10.    Effective Date
This Plan shall be effective __________________________, 2016.

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